Prospectus Supplement                        Filed Pursuant to Rule 424 (b) (3)
(To Prospectus dated August 23, 2001)        Registration Number 333-63980

                                  $460,000,000

                         DIAMOND OFFSHORE DRILLING, INC.

                  1-1/2% CONVERTIBLE SENIOR DEBENTURES DUE 2031

                         ______________________________

           This prospectus supplement relates to the resale by the holders of our 1-1/2% Convertible Senior Debentures Due 2031 and the shares of our common stock issuable upon the conversion of the debentures.

           This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated August 23, 2001. The terms of the debentures are set forth in the prospectus.

           The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended (a) with respect to the information in such table with respect to Vopak USA Inc. Retirement Plan, by replacing such information with the information below with respect to Univar USA Inc. Retirement Plan and (b) otherwise, by adding the other information below with respect to persons not previously listed in the prospectus and by supplementing the information with respect to other persons previously listed in the prospectus that are listed below.


                                                  PRINCIPAL AMOUNT OF           PERCENTAGE             NUMBER OF
                                                     DEBENTURES                   OF                   CONVERSION
                                                  BENEFICIALLY OWNED            DEBENTURES             SHARES THAT
NAME (1)                                           THAT MAY BE SOLD            OUTSTANDING             MAY BE SOLD (2)
--------                                           ----------------            -----------             ---------------
Univar USA Inc. Retirement Plan ...............        $    760,000                0.17%                    15,502
BTES-Convertible ARB...........................           2,000,000                0.43%                    40,795
KBC Financial Products USA Inc. ...............             800,000                0.17%                    16,318


____________________________
(1) Information concerning other selling holders of debentures will be set forth in prospectus supplements from time to time, if required.

(2) The conversion shares do not total 9,382,988 shares due to rounding resulting from the elimination of fractional shares.

                     --------------------------------------


          The date of this prospectus supplement is November 27, 2002.